Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: February 26, 2020
El Paso Electric Announces Fourth Quarter and Annual 2019 Financial Results
Overview
Generally Accepted Accounting Principles ("GAAP") Financial Measures

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For the fourth quarter of 2019, El Paso Electric Company ("EE" or the "Company") reported net income of $12.9 million, or $0.32 basic and diluted earnings per share. In the fourth quarter of 2018, EE reported net loss of $15.3 million, or $0.38 basic and diluted loss per share.

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For the twelve months ended December 31, 2019, EE reported net income of $123.0 million, or $3.02 basic and $3.01 diluted earnings per share. Net income for the twelve months ended December 31, 2018, was $84.3 million, or $2.07 basic and diluted earnings per share.

Non-GAAP Financial Measures

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For the fourth quarter of 2019, EE reported adjusted net income of $2.5 million, or $0.06 adjusted basic earnings per share. In the fourth quarter of 2018, EE reported adjusted net income of $2.8 million, or $0.07 adjusted basic earnings per share.

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For the twelve months ended December 31, 2019, EE reported adjusted net income of $92.2 million, or $2.26 adjusted basic earnings per share. Adjusted net income for the twelve months ended December 31, 2018 was $94.7 million, or $2.33 adjusted basic earnings per share.

Adjusted net income and adjusted basic earnings per share, both non-GAAP financial measures, exclude the impact of changes in the fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities in the Company's Palo Verde nuclear decommissioning trust funds ("NDT"). Refer to "Use of Non-GAAP Financial Measures" beginning on page 6 of this news release for a reconciliation of adjusted net income and adjusted basic earnings per share (non-GAAP financial measures) to Net income (loss) and Basic earnings (loss) per share, the most directly comparable GAAP financial measures, respectively.
“We are pleased to have reached several milestones regarding Infrastructure Investments Fund's acquisition of El Paso Electric,” said Adrian J. Rodriguez, Interim Chief Executive Officer. “The Public Utility Commission of Texas approved the proposed acquisition as being in the public interest, the New Mexico Hearing Examiner recommended that the New Mexico Public Regulation Commission adopt the unopposed stipulation, we received the necessary approvals from the City of El Paso, Texas, and the necessary consents have been received from the Federal Trade Commission and the Federal Communications Commission. These events signify the shared belief that this transaction will provide meaningful value for our customers, employees, and communities. As we continue to work through the regulatory approval process, we look forward to the anticipated closing of the Merger in the first half of 2020."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Summary Results
The table and explanations below are presented on a GAAP basis and indicate the major factors affecting net income during the three months and twelve months ended December 31, 2019, relative to net income (loss) during the three months and twelve months ended December 31, 2018 (in thousands except Basic EPS data):

	Three Months Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
December 31, 2018		$(15,285)	$(0.38)		$84,315	$2.07
Change in:
Investment and interest income, NDT	$35,824	28,635	0.70	$51,777	41,365	1.01
Retail non-fuel base revenues	6,998	5,529	0.14	9,553	7,547	0.19
Strategic transaction costs	(2,637)	(2,277)	(0.06)	(12,110)	(10,214)	(0.25)
O&M expenses at fossil-fuel generating plants	(2,099)	(1,659)	(0.04)	3,030	2,393	0.06
Depreciation and amortization	(1,581)	(1,249)	(0.03)	(5,690)	(4,495)	(0.11)
Other		(752)	(0.01)		2,126	0.05
December 31, 2019		$12,942	$0.32		$123,037	$3.02
Fourth Quarter of 2019
Net income (loss) for the three months ended December 31, 2019, when compared to the three months ended December 31, 2018, was positively affected by (presented on a pre-tax basis):

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Increased investment and interest income, NDT primarily due to net realized and unrealized gains of $13.1 million for the three months ended December 31, 2019, compared to net realized and unrealized losses of $22.6 million for the three months ended December 31, 2018, on securities held in the NDT. Refer to "Use of Non-GAAP Financial Measures" for further details.

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Increased retail non-fuel base revenues primarily due to $3.0 million of revenues in Texas for the period of July 30, 2019 through December 31, 2019, related to the Transmission Cost Recovery Factor ("TCRF") Settlement Agreement approved by the Public Utility Commission of Texas ("PUCT") on December 16, 2019, and a $1.8 million increase related to the Distribution Cost Recovery Factor ("DCRF") approved by the PUCT on September 27, 2019 applicable to customer billings issued on or after October 1, 2019. Excluding the impact of rate changes, retail non-fuel base revenues increased $2.1 million primarily due to increased revenues from sales to public authorities of $1.1 million caused by a 4.7% increase in kilowatt-hour ("kWh") sales and small commercial and industrial customers of $0.7 million which primarily resulted from a 2.1% increase in the average number of small commercial and industrial customers served in the three months ended December 31, 2019, compared to the three months ended December 31, 2018. Non-fuel base revenues and kWh sales for the three months ended December 31, 2019, are provided by customer class on page 15 of this news release. Refer to "Texas Regulatory Matters" for further details.

Net income (loss) for the three months ended December 31, 2019, when compared to the three months ended December 31, 2018, was negatively affected by (presented on a pre-tax basis):

•	Increased strategic transaction costs of $2.6 million incurred in connection with the pending Merger between the Company and an affiliate of the Infrastructure Investments Fund, an investment vehicle

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

advised by J.P. Morgan Investment Management Inc. ("IIF"). Refer to "Agreement and Plan of Merger" below for further details.

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Increased operations and maintenance ("O&M") expenses related to the Company's fossil-fuel generating plants primarily due to increased maintenance costs at Newman Power Station ("Newman") and increased outage costs at Newman Unit 5.

•	Increased depreciation and amortization expense primarily due to increased plant balances.

Full Year 2019

Net income for the twelve months ended December 31, 2019, when compared to the twelve months ended December 31, 2018, was positively affected by (presented on a pre-tax basis):

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Increased investment and interest income, NDT primarily due to net realized and unrealized gains of $38.5 million for the twelve months ended December 31, 2019, compared to net realized and unrealized losses of $13.0 million for the twelve months ended December 31, 2018, on securities held in the NDT. This increase primarily relates to higher levels of market returns experienced in both the international and domestic equity markets during the twelve months ended December 31, 2019, when compared to the twelve months ended December 31, 2018. Refer to "Use of Non-GAAP Financial Measures" for further details.

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Increased retail non-fuel base revenues primarily due to (i) a $3.8 million increase related to the 1% increase in the City of El Paso franchise fee on gross revenues for services within the City of El Paso applicable to customer billings issued on or after October 1, 2018, (ii) $3.0 million of revenues in Texas for the period of July 30, 2019 through December 31, 2019, related to the TCRF Settlement Agreement approved by the PUCT on December 16, 2019, and (iii) a $2.0 million increase related to the DCRF approved by the PUCT on September 27, 2019 applicable to customer billings issued on or after October 1, 2019. Excluding the impact of rate changes, retail non-fuel base revenues increased $1.0 million primarily due to increased revenues from residential customers of $1.4 million caused by a 0.3% increase in kWh sales which primarily resulted from a 1.6% increase in the average number of residential customers served. Non-fuel base revenues and kWh sales for the twelve months ended December 31, 2019 are provided by customer class on page 17 of this news release. Refer to "Texas Regulatory Matters" for further details.

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Decreased O&M expenses related to the Company's fossil-fuel generating plants primarily due to decreased outage costs at Newman Units 1 & 2 and Rio Grande Power Station ("Rio Grande") Unit 8. These decreases were partially offset by increased outage costs at Newman Unit 4 and increased maintenance costs at Montana Power Station and Rio Grande.

Net income for the twelve months ended December 31, 2019, when compared to the twelve months ended December 31, 2018, was negatively affected by (presented on a pre-tax basis):

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Increased strategic transaction costs of $12.1 million incurred in connection with the pending Merger between the Company and an affiliate of IIF. Refer to "Agreement and Plan of Merger" below for further details.

•	Increased depreciation and amortization expense primarily due to increased plant balances.

Agreement and Plan of Merger

On June 1, 2019, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Sun Jupiter Holdings LLC, a Delaware limited liability company ("Parent"), and Sun Merger Sub Inc., a Texas corporation and wholly owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of IIF.

On and subject to the terms and conditions set forth in the Merger Agreement, upon the closing of the Merger, each share of common stock including outstanding and unvested restricted stock and unvested performance stock of the Company shall be cancelled and converted into the right to receive $68.25 in cash, without interest (the "Merger Consideration").

Consummation of the Merger is subject to various conditions, including: (i) approval of the shareholders of the Company, (ii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iii) receipt of all required regulatory and statutory approvals without the imposition of a Burdensome Condition, (iv) absence of any law or order prohibiting the consummation of the Merger and (v) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party's representations and warranties, (b) each party's compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to the Company.

The Merger Agreement contains certain termination rights for both the Company and Parent, including if the Merger is not consummated by June 1, 2020 (subject to extension for an additional three months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of the Company and Parent, and provides that, upon termination of the Merger Agreement under certain specified circumstances, Parent would be required to pay a termination fee of $170 million to the Company, and under other specified circumstances, the Company would be required to pay Parent a termination fee of $85 million.

On August 2, 2019, the Company filed a definitive proxy statement with the SEC in connection with the Merger.

On August 13, 2019, the Company, Parent and IIF US Holding 2 LP, an affiliate of IIF, as applicable, filed (i) the joint report and application for regulatory approvals with the PUCT requesting approval of the Merger pursuant to the Texas Public Utility Regulatory Act, (ii) the joint application for regulatory approvals with the New Mexico Public Regulation Commission ("NMPRC") requesting approval of the Merger pursuant to the New Mexico Public Utility Act and NMPRC Rule 450, (iii) the joint application requesting approval of the Merger with the Federal Energy Regulatory Commission ("FERC") under Section 203 of the Federal Power Act and (iv) the joint application for regulatory approval for the indirect transfer of the Company's Nuclear Regulatory Commission ("NRC") licenses to Parent from the NRC under the Atomic Energy Act of 1954. In addition, on August 13, 2019, the Company and Parent sought the authorization of the Federal Communications Commission ("FCC") to assign or transfer control of the Company's FCC licenses. On December 4, 2019, the Company and Parent received consent from the FCC to transfer the Company's FCC licenses.

On August 16, 2019, the Company and Parent filed the notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as amended, and the rules and regulations promulgated thereunder. On September 3, 2019, the Company and Parent received notice from the FTC granting early termination of the waiting period under the HSR Act.

At a special meeting of the Company's shareholders held on September 19, 2019, the Company's shareholders approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Under the Merger Agreement, the consent to the Merger by the City of El Paso under its franchise agreement with the Company is a condition to the closing of the Merger. Under the franchise agreement, if the City of El Paso does not grant its consent to the Merger, the franchise agreement would terminate upon the closing of the Merger. On September 20, 2019, the Company submitted the Franchise Agreement Assignment Application to the City of El Paso to receive the City's consent to the Merger. On February 4, 2020, the City of El Paso passed an ordinance approving the Franchise Agreement Assignment Application and granting the City of El Paso's consent to the Merger.

On November 21, 2019, the Company and IIF reached an agreement in principle with the PUCT staff and most intervenors regarding the Merger. The PUCT issued an order delaying the hearing on the merits in order to assist in reaching a unanimous settlement. The parties continued discussions and provided an update on the status of settlement at the PUCT meeting on December 13, 2019. A non-unanimous settlement was filed with the PUCT on December 18, 2019 resolving substantially all issues in the application. The hearing at the PUCT on the non-unanimous issues was held on January 7, 2020, at the conclusion of which the PUCT requested the Company and IIF attend the PUCT's January 16, 2020 open meeting to answer any follow-up questions. On January 16, 2020, the PUCT approved the Merger and issued its final order on January 28, 2020.

On January 3, 2020, the Company and IIF filed an unopposed stipulation with the NMPRC regarding the Merger. A hearing at the NMPRC for the unopposed stipulation was held on January 16, 2020. On January 16, 2020, the Hearing Examiner agreed with the consent of parties to waive the briefing. On February 12, 2020, the Hearing Examiner issued an Amended Certification of the Stipulation in which it is recommended that the NMPRC approve the unopposed stipulation subject to the parties agreeing to the Hearing Examiner's modifications. A final order is expected in March 2020.

On December 5, 2019, the FERC requested additional information regarding the parties to the Merger. On January 6, 2020, the Company and IIF filed a joint response to FERC's inquiry. On January 17, 2020, the Company and IIF filed a second supplement to the application. The FERC established a January 27, 2020 deadline date for comments on the filings. Several motions to intervene were filed, along with a protest of the January 6, 2020 response. On February 6, 2020, the Company and IIF filed a reply to the January 27, 2020 protest. The joint applications filed with the FERC and the NRC are pending.

Subject to receipt of remaining approvals and satisfaction of the other closing conditions, the Company anticipates that the closing of the Merger will occur in the first half of 2020.

For more information regarding the terms of the Merger, including a copy of the Merger Agreement, see the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the "SEC") on June 3, 2019, and its definitive proxy statement relating to the special meeting of shareholders filed with the SEC on August 2, 2019.

Regulatory Matters
Texas Regulatory Matters
Transmission Cost Recovery Factor. On January 25, 2019, the Company filed an application with the PUCT to establish its TCRF, which was assigned PUCT Docket No. 49148 (the "2019 TCRF rate filing"). The 2019 TCRF rate filing is designed to recover a requested $8.2 million of Texas jurisdictional transmission revenue requirement that is not currently being recovered in the Company's Texas base rates for transmission-related investments placed in service from October 1, 2016, through September 30, 2018, net of retirements. On September 12, 2019, the Company filed an unopposed settlement agreement and proposed order for a TCRF revenue requirement of $7.5 million with a provision for recovery of revenue relating to the period from July 30, 2019 to December 31,

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

2019. Such revenue through December 31, 2019, approximated $3.0 million. On December 16, 2019, the PUCT issued a final order approving the settlement agreement, and the Company's TCRF rates became effective in customer bills beginning January 1, 2020. On January 14, 2020, the Company filed with the PUCT a proposed surcharge in compliance with the final order issued in PUCT Docket No. 49148 for recovery of the $3.0 million related to 2019, over a period of 12 months beginning on April 1, 2020. The filing was assigned PUCT Docket No.50256, and on February 7, 2020, the surcharge was approved through delegated authority by a Commission Administrative Law Judge.

Distribution Cost Recovery Factor. On March 28, 2019, the Company filed an application with the PUCT and each of its Texas municipalities to establish its DCRF, which was assigned PUCT Docket No. 49395 (the "2019 DCRF rate filing"). The 2019 DCRF rate filing is designed to recover a requested $7.9 million of Texas jurisdictional distribution revenue requirement that is not currently being recovered in the Company’s Texas base rates for distribution-related investments placed in service from October 1, 2016, through December 31, 2018, net of retirements. On August 13, 2019, the Company filed an unopposed settlement agreement and proposed order which resolved all issues in the proceeding and approved a DCRF revenue requirement of $7.8 million. On September 27, 2019, the PUCT issued a final order approving the settlement agreement, and the Company's DCRF rates became effective in customer bills beginning October 1, 2019.

New Mexico Regulatory Matters
The Company was required to file its next New Mexico base rate case no later than July 31, 2019. On July 10, 2019, the NMPRC issued an order approving a joint request by the Company, NMPRC Staff, and the New Mexico Attorney General to delay filing of the Company's next base rate case until after the conclusion of a proceeding addressing the pending Merger. The NMPRC order requires the Company to file its next rate case application within three months of the conclusion of the proceeding addressing the pending Merger in New Mexico. The Company cannot predict the outcome of this filing at this time.

Use of Non-GAAP Financial Measures
As required by ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities, changes in the fair value of equity securities are recognized in the Company's Statements of Operations. This standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the NDT are significant and are expected to increase significantly during the remaining life (estimated to be 26 to 29 years) of the Palo Verde Generating Station ("Palo Verde"). Accordingly, the Company has provided the following non-GAAP financial measures to exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities. Reconciliations of both non-GAAP financial measures to the most directly comparable financial information presented in accordance with GAAP are presented in the table below. Non-GAAP adjusted net income is reconciled to GAAP net income (loss), and non-GAAP adjusted basic earnings per share is reconciled to GAAP basic earnings (loss) per share.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

	Three Months Ended
	December 31,
	2019 (a)	2018
	(In thousands except for per share data)
Net income (loss) (GAAP)	$12,942	$(15,285)
Adjusting items before income tax effects
Unrealized (gains) losses, net	(13,079)	22,331
Realized (gains) losses, net	(8)	319
Total adjustments before income tax effects	(13,087)	22,650
Income taxes on above adjustments	2,618	(4,530)
Adjusting items, net of income taxes	(10,469)	18,120
Adjusted net income (non-GAAP)	$2,473	$2,835

Basic earnings (loss) per share (GAAP)	$0.32	$(0.38)
Adjusted basic earnings per share (non-GAAP)	$0.06	$0.07
(a) Net income (GAAP) and Adjusted net income (non-GAAP) include a pre-tax charge of $2.6 million or $0.06 per share, after-tax, of strategic transaction costs.

	Twelve Months Ended
	December 31,
	2019 (a)	2018
	(In thousands except for per share data)
Net income (GAAP)	$123,037	$84,315
Adjusting items before income tax effects
Unrealized (gains) losses, net	(35,852)	18,601
Realized gains, net	(2,662)	(5,634)
Total adjustments before income tax effects	(38,514)	12,967
Income taxes on above adjustments	7,703	(2,593)
Adjusting items, net of income taxes	(30,811)	10,374
Adjusted net income (non-GAAP)	$92,226	$94,689

Basic earnings per share (GAAP)	$3.02	$2.07
Adjusted basic earnings per share (non-GAAP)	$2.26	$2.33
(a) Net income (GAAP) and Adjusted net income (non-GAAP) include a pre-tax charge of $12.1 million or $0.25 per share, after-tax, of strategic transaction costs.
Adjusted net income and adjusted basic earnings per share are not measures of financial performance under GAAP and should not be considered as an alternative to net income (loss) and basic earnings (loss) per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net income and adjusted basic earnings per share are useful financial measures for investors and analysts in understanding the Company's core operating performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

the Company. Non-GAAP financial information should be read together with, and is not an alternative or substitute for, the Company's financial results reported in accordance with GAAP.
Capital and Liquidity
At December 31, 2019, our capital structure, including common stock equity, long-term debt, and short-term borrowings under our revolving credit facility ("RCF"), consisted of 44.8% common stock equity and 55.2% debt. As of December 31, 2019, we had a balance of $10.8 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, available borrowings under the RCF and, if necessary, debt issuances in the capital markets or, after the closing of the Merger, an equity commitment from the Parent to meet all of our anticipated cash requirements for the next twelve months including the maturity of $45.0 million aggregate principal amount of our Series C 5.04% Senior Notes due August 2020. Pursuant to the Merger Agreement, the Company can incur additional indebtedness up to $200 million (excluding borrowings up to the borrowing capacity of the RCF) prior to closing the Merger, without written consent from the Parent; however, we cannot issue shares of common stock, subject to certain limited exceptions, without the prior written consent of Parent. As discussed below, we have the necessary regulatory approvals to issue long-term debt and equity in the capital markets.
Cash flows from operations for the twelve months ended December 31, 2019, were $275.1 million, compared to $285.4 million for the twelve months ended December 31, 2018. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2019, we had fuel over-recoveries of $7.4 million compared to over-recoveries of fuel costs of $4.8 million during the twelve months ended December 31, 2018. At December 31, 2019, we had a net fuel over-recovery balance of $18.4 million, including over-recoveries of $16.4 million in our Texas, $1.9 million in our New Mexico and $0.1 million in our FERC jurisdictions. On April 29, 2019, the Company filed a petition with the PUCT, which was assigned PUCT Docket No. 49482, requesting authority to implement, beginning on June 1, 2019, a four-month, interim fuel refund of $19.4 million in fuel cost over-recoveries, including interest, for the period from April 2016 through March 2019. On May 30, 2019, the Company's fuel refund credit was approved on an interim basis. The Company implemented the fuel refund in customer bills beginning June 1, 2019. On September 27, 2019, the PUCT issued a final order approving the fuel refund credits. The fuel refund was completed on September 30, 2019, with a total fuel refund of $20.1 million, including interest, returned to Texas customers. On September 13, 2019, the Company filed a request with the PUCT, which was assigned PUCT Docket No. 49960, to decrease our Texas fixed fuel factor by approximately 12.2% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On September 25, 2019, our fixed fuel factor was approved by the PUCT on an interim basis effective for the first billing cycle of the October 2019 billing month. The Texas fixed fuel factor was determined to be final on October 15, 2019, and will continue until changed by the PUCT. On November 26, 2019, the Company filed a petition with the PUCT, which was assigned PUCT Docket No. 50292, requesting authority to implement, beginning on January 1, 2020, a three-month, interim fuel refund of $15.0 million in fuel cost over-recoveries for the period from April 2019 through October 2019, including interest for the period from April 2019 through March 2020. On December 12, 2019, the Company's fuel refund credit was approved on an interim basis. The Company implemented the fuel refund in customer bills beginning January 1, 2020.
During the twelve months ended December 31, 2019, our primary capital requirements were related to the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $222.2 million in the twelve months ended December 31, 2019, compared to $240.0 million in the twelve months ended December 31, 2018. Capital expenditures for 2020 are expected to be approximately $266 million. Capital requirements for purchases of nuclear fuel were

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

$36.8 million in the twelve months ended December 31, 2019, compared to $38.4 million in the twelve months ended December 31, 2018.
On December 27, 2019, we paid a quarterly cash dividend of $0.385 per share, or $15.7 million, to shareholders of record as of the close of business on December 13, 2019. We paid a total of $61.7 million in cash dividends during the twelve months ended December 31, 2019. Under the Merger Agreement, shareholders are entitled to receive any dividends declared by us prior to the completion of the Merger, including a "stub period" dividend with respect to the period between the record date of the last regular quarterly dividend paid by the Company and the closing of the Merger. We may not declare or pay dividends or distributions on shares of common stock in an amount in excess of $0.385 per share for quarterly dividends declared before June 1, 2020, and $0.41 per share for quarterly dividends declared on or after June 1, 2020.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the federal legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the "TCJA") on our liquidity.
The TCJA discontinued bonus depreciation for regulated utilities, which reduced tax deductions previously available to us, beginning in 2018. The decrease in tax deductions resulted in the full utilization of our net operating loss carryforwards (“NOL carryforwards”) and other tax carryforwards in 2019 which was one year earlier than previously anticipated and will result in higher income tax payments beginning in 2020. However, due to the lower federal corporate income tax rate enacted by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21%. Due to utilization of NOL carryfowards and other tax carryforwards, tax payments were minimal in 2019 and were mostly for state income taxes.
The effect of the TCJA on our rates is beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 were reduced by $28.2 million, which negatively impacted our cash flows. A comparable reduction in revenues collected of $28.5 million occurred during 2019.
We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the Rio Grande Resources Trust (the "RGRT") to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We received additional approval from the NMPRC on October 4, 2017, to amend and extend the RCF, increase the commitments under the RCF by up to $450.0 million, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds ("PCBs") and the $37.1 million 2009 Series B 7.25% PCBs. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes its prior approval. We received approval from the FERC on October 31, 2017, to issue up to $350.0 million in long-term debt, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT, and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date, and to redeem, refinance and/or replace the 2009 Series A 7.25% PCBs and 2009 Series B 7.25% PCBs with debt of equal face value. The authorization approved by the FERC was effective from November 15, 2017 through November 14, 2019, and superseded its prior approvals. On March 27, 2019, the NMPRC issued a final order approving the Company's request to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions. On April 18, 2019, the Company received approval from the FERC to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions; to utilize the existing RCF for short-term borrowings not to exceed $400.0 million at any one time; to issue up to $225.0 million in new long-term debt; and to remarket the $63.5 million Series A 7.25% PCBs and the $37.1 million Series B 7.25% PCBs in the form of replacement bonds or senior notes of equivalent value, not to exceed $100.6 million. The authorization approved by the FERC is effective from April 18, 2019 through April 18, 2021, and supersedes its prior approvals.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Under these authorizations, on June 28, 2018, the Company issued $125.0 million in aggregate principal amount of 4.22% Senior Notes due August 15, 2028, and guaranteed the issuance by the RGRT of $65.0 million in aggregate principal amount of 4.07% Senior Guaranteed Notes due August 15, 2025. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF, which included borrowings made for working capital, general corporate purposes and the purchase of nuclear fuel. Also, under these authorizations, on September 13, 2018, the Company and RGRT entered into a third amended and restated credit agreement where we have available a $350.0 million RCF with a term ending on September 13, 2023. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In addition, we may extend the maturity date of the RCF up to two times, in each case for an additional one-year period upon the satisfaction of certain conditions. On February 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series A 7.25% PCBs utilizing funds borrowed under the RCF. On April 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series B 7.25% PCBs utilizing funds borrowed under the RCF. On May 22, 2019, the Company reoffered and sold $63.5 million aggregate principal amount of 2009 Series A 7.25% PCBs and $37.1 million aggregate principal amount of 2009 Series B 7.25% PCBs with a fixed interest rate of 3.60% per annum until the PCBs mature on February 1, 2040 and April 1, 2040, respectively. The PCBs are subject to optional redemption at a redemption price of par on or after June 1, 2029. Proceeds from the remarketing of the PCBs were primarily used to repay outstanding short-term borrowings under the RCF.
The Merger would constitute a "Change in Control" under the RCF and the consummation of the Merger would result in an event of default under the RCF. On and subject to the terms and conditions of the Merger Agreement, the Company requested that the lenders under the RCF consent to the Merger and waive any default or event of default that would occur as a result of the Merger. On August 9, 2019, the lenders agreed to such consent and waiver.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $139.8 million at December 31, 2019, of which $29.8 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $136.2 million as of December 31, 2018, of which $26.2 million had been borrowed under the RCF and $110.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At December 31, 2019, $84.0 million was outstanding under the RCF for working capital and general corporate purposes. At December 31, 2018, $23.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at December 31, 2019, were $113.8 million with an additional $236.0 million available to borrow.
2020 Earnings Guidance
In light of the pending Merger, the Company no longer provides guidance.
Safe Harbor

This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the pending Merger, regulatory approvals, the expected timetable for completing the pending Merger and for obtaining such regulatory approvals; statements regarding the impact of the TCJA; statements regarding current regulatory filings and anticipated regulatory filings; statements regarding expected capital expenditures; statements regarding expected dividends; and

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the timing to consummate the pending Merger; satisfaction of the conditions to closing of the pending Merger may not be satisfied; the risk that a regulatory approval that may be required for the pending Merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on Merger-related issues.

Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the SEC, and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the FERC; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program, the receipt of necessary permits and approvals and our ability to complete construction on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of EE's regulators and the resulting impact on EE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) a U.S. Government shutdown and the resulting impact on EE's sales and profitability; and (xix) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Three Months Ended December 31, 2019 and 2018
(In thousands except for per share data)
(Unaudited)

	2019	2018	Variance

Operating revenues	$190,103	$190,823	$(720)
Operating expenses:
Fuel and purchased power	44,906	52,372	(7,466)
Operations and maintenance	88,650	82,513	6,137
Depreciation and amortization	26,022	24,441	1,581
Taxes other than income taxes	17,106	16,384	722
	176,684	175,710	974
Operating income	13,419	15,113	(1,694)
Other income (deductions):
Allowance for equity funds used during construction	549	991	(442)
Investment and interest income, net	21,002	(14,665)	35,667
Miscellaneous non-operating income	5,981	3,578	2,403
Strategic transaction costs	(2,637)	—	(2,637)
Miscellaneous non-operating deductions	(2,331)	(3,205)	874
	22,564	(13,301)	35,865
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,764	19,639	(875)
Other interest	5,009	3,994	1,015
Capitalized interest	(1,305)	(1,416)	111
Allowance for borrowed funds used during construction	(995)	(1,061)	66
	21,473	21,156	317
Income (loss) before income taxes	14,510	(19,344)	33,854
Income tax expense (benefit)	1,568	(4,059)	5,627
Net income (loss)	$12,942	$(15,285)	$28,227

Basic earnings (loss) per share	$0.32	$(0.38)	$0.70

Diluted earnings (loss) per share	$0.32	$(0.38)	$0.70

Dividends declared per share of common stock	$0.385	$0.360	$0.025
Weighted average number of shares outstanding	40,620	40,540	80
Weighted average number of shares and dilutive
potential shares outstanding	40,685	40,540	145

El Paso Electric Company
Statements of Operations
Twelve Months Ended December 31, 2019 and 2018
(In thousands except for per share data)
(Unaudited)

	2019	2018	Variance

Operating revenues	$861,994	$903,603	$(41,609)
Operating expenses:
Fuel and purchased power	175,921	229,109	(53,188)
Operations and maintenance	332,557	334,883	(2,326)
Depreciation and amortization	102,072	96,382	5,690
Taxes other than income taxes	73,351	71,000	2,351
	683,901	731,374	(47,473)
Operating income	178,093	172,229	5,864
Other income (deductions):
Allowance for equity funds used during construction	2,545	3,453	(908)
Investment and interest income, net	69,627	18,377	51,250
Miscellaneous non-operating income	15,269	12,823	2,446
Strategic transaction costs	(12,110)	—	(12,110)
Miscellaneous non-operating deductions	(9,946)	(11,980)	2,034
	65,385	22,673	42,712
Interest charges (credits):
Interest on long-term debt and revolving credit facility	74,788	75,424	(636)
Other interest	21,366	17,890	3,476
Capitalized interest	(5,729)	(5,483)	(246)
Allowance for borrowed funds used during construction	(4,015)	(3,612)	(403)
	86,410	84,219	2,191
Income before income taxes	157,068	110,683	46,385
Income tax expense	34,031	26,368	7,663
Net income	$123,037	$84,315	$38,722

Basic earnings per share	$3.02	$2.07	$0.95

Diluted earnings per share	$3.01	$2.07	$0.94

Dividends declared per share of common stock	$1.515	$1.415	$0.100
Weighted average number of shares outstanding	40,606	40,521	85
Weighted average number of shares and dilutive
potential shares outstanding	40,681	40,643	38

El Paso Electric Company
Cash Flow Summary
Twelve Months Ended December 31, 2019 and 2018
(In thousands and Unaudited)

	2019	2018
Cash flows from operating activities:
Net Income	$123,037	$84,315
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	102,072	96,382
Amortization of nuclear fuel	41,033	38,176
Deferred income taxes, net	27,143	29,118
Net losses (gains) on decommissioning trust funds	(38,514)	12,967
Other	16,577	17,339
Change in:
Accounts receivable	(101)	5,712
Accounts payable	4,683	(2,233)
Net over-collection of fuel revenues	7,368	4,822
Other current liabilities	(937)	9,289
Other	(7,217)	(10,490)
Net cash provided by operating activities	275,144	285,397

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(222,203)	(240,021)
Cash additions to nuclear fuel	(36,800)	(38,354)
Decommissioning trust funds	(6,738)	(5,634)
Other	(11,785)	729
Net cash used for investing activities	(277,526)	(283,280)

Cash flows from financing activities:
Dividends paid	(61,718)	(57,539)
Borrowings (repayments) under the revolving credit facility, net	64,594	(124,326)
Proceeds from issuance of pollution control bonds	100,600	—
Payments on purchase of pollution control bonds	(100,600)	—
Proceeds from issuance of senior notes	—	125,000
Proceeds from issuance of RGRT senior notes	—	65,000
Other	(2,576)	(4,342)
Net cash provided by financing activities	300	3,793

Net increase (decrease) in cash and cash equivalents	(2,082)	5,910

Cash and cash equivalents at beginning of period	12,900	6,990

Cash and cash equivalents at end of period	$10,818	$12,900

El Paso Electric Company

Three Months Ended December 31, 2019 and 2018
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2019	2018	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	582,992	586,295	(3,303)	(0.6)%
	Commercial and industrial, small	545,833	545,368	465	0.1%
	Commercial and industrial, large	254,992	257,989	(2,997)	(1.2)%
	Sales to public authorities	369,822	353,266	16,556	4.7%
	Total retail sales	1,753,639	1,742,918	10,721	0.6%
	Wholesale:
	Sales for resale - full requirement customer	9,239	9,596	(357)	(3.7)%
	Off-system sales	804,069	769,289	34,780	4.5%
	Total wholesale sales	813,308	778,885	34,423	4.4%
	Total kWh sales	2,566,947	2,521,803	45,144	1.8%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$59,620	$57,167	$2,453	4.3%
	Commercial and industrial, small	41,447	39,237	2,210	5.6%
	Commercial and industrial, large	8,014	7,529	485	6.4%
	Sales to public authorities	21,268	19,418	1,850	9.5%
	Total retail non-fuel base revenues (a) (b) (c) (d)	130,349	123,351	6,998	5.7%
	Wholesale:
	Sales for resale - full requirement customer	383	533	(150)	(28.1)%
	Total non-fuel base revenues	130,732	123,884	6,848	5.5%
	Fuel revenues:
	Recovered from customers during the period	27,046	29,145	(2,099)	(7.2)%
	Over collection of fuel	(3,970)	(1,125)	(2,845)	—
	Total fuel revenues (e)	23,076	28,020	(4,944)	(17.6)%
	Off-system sales (f)	23,317	26,627	(3,310)	(12.4)%
	Wheeling revenues (g)	5,882	5,448	434	8.0%
	Energy efficiency cost recovery	3,294	3,011	283	9.4%
	Miscellaneous (g)	1,797	1,875	(78)	(4.2)%
	Total revenues from customers	188,098	188,865	(767)	(0.4)%
	Other (g) (h)	2,005	1,958	47	2.4%
	Total operating revenues	$190,103	$190,823	$(720)	(0.4)%

(a)	2019 and 2018 include $5.7 million and $5.6 million, respectively, base rate decreases related to the reduction in the federal statutory income tax rate enacted under the TCJA.
(b)
2019 and 2018 include $1.1 million related to the 1% increase in the City of El Paso franchise fee on gross revenues for services within the City of El Paso applicable to customer billings issued on or after October 1, 2018.

(c)	2019 includes $3.0 million of revenues in Texas for the period of July 30, 2019 through December 31, 2019, related to the TCRF Settlement Agreement in PUCT Docket No. 49148.
(d)	2019 includes a $1.8 million base rate increase related to the DCRF approved in PUCT Docket No. 49395 on September 27, 2019, applicable to customer billings issued on or after October 1, 2019.
(e)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $1.2 million and $2.1 million in 2019 and 2018, respectively.
(f)	Includes retained margins of $0.5 million in 2019 and 2018.
(g)	Represents revenue with no related kWh sales.
(h)	Includes energy efficiency bonuses of $1.2 million and $1.3 million in 2019 and 2018, respectively.

El Paso Electric Company
Three Months Ended December 31, 2019 and 2018
Other Statistical Data

			Increase (Decrease)
	2019	2018	Amount	Percentage

Average number of retail customers: (a)
Residential	382,547	376,417	6,130	1.6%
Commercial and industrial, small	43,114	42,234	880	2.1%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,463	6,037	426	7.1%
Total	432,172	424,736	7,436	1.8%

Number of retail customers (end of period): (a)
Residential	382,946	376,651	6,295	1.7%
Commercial and industrial, small	43,137	42,141	996	2.4%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,623	6,170	453	7.3%
Total	432,754	425,010	7,744	1.8%

Weather statistics: (b)			10-Yr Average
Cooling degree days	133	116	148
Heating degree days	944	961	873

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2019	2018	Amount	Percentage

Palo Verde	1,134,611	1,070,355	64,256	6.0%
Gas plants	1,227,794	1,169,810	57,984	5.0%
Total generation	2,362,405	2,240,165	122,240	5.5%
Purchased power:
Photovoltaic	54,507	49,629	4,878	9.8%
Other	259,834	336,055	(76,221)	(22.7)%
Total purchased power	314,341	385,684	(71,343)	(18.5)%
Total available energy	2,676,746	2,625,849	50,897	1.9%
Line losses and Company use	109,799	104,046	5,753	5.5%
Total kWh sold	2,566,947	2,521,803	45,144	1.8%

Palo Verde O&M expenses (c)	$29,231	$29,025	$206

Palo Verde capacity factor	82.4%	78.0%	4.4%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Twelve Months Ended December 31, 2019 and 2018
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2019	2018	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,998,517	2,988,695	9,822	0.3%
	Commercial and industrial, small	2,406,623	2,431,920	(25,297)	(1.0)%
	Commercial and industrial, large	1,028,162	1,050,834	(22,672)	(2.2)%
	Sales to public authorities	1,568,358	1,563,227	5,131	0.3%
	Total retail sales	8,001,660	8,034,676	(33,016)	(0.4)%
	Wholesale:
	Sales for resale - full requirement customer	61,815	58,991	2,824	4.8%
	Off-system sales	2,987,821	2,687,961	299,860	11.2%
	Total wholesale sales	3,049,636	2,746,952	302,684	11.0%
	Total kWh sales	11,051,296	10,781,628	269,668	2.5%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$302,991	$297,597	$5,394	1.8%
	Commercial and industrial, small	195,829	194,341	1,488	0.8%
	Commercial and industrial, large	35,211	34,920	291	0.8%
	Sales to public authorities	97,840	95,460	2,380	2.5%
	Total retail non-fuel base revenues (a) (b) (c) (d)	631,871	622,318	9,553	1.5%
	Wholesale:
	Sales for resale - full requirement customer	2,842	2,780	62	2.2%
	Total non-fuel base revenues	634,713	625,098	9,615	1.5%
	Fuel revenues:
	Recovered from customers during the period	121,461	156,493	(35,032)	(22.4)%
	Over collection of fuel (e)	(27,170)	(4,736)	(22,434)	—
	Total fuel revenues (f)	94,291	151,757	(57,466)	(37.9)%
	Off-system sales (g)	88,343	86,418	1,925	2.2%
	Wheeling revenues (h)	22,621	19,026	3,595	18.9%
	Energy efficiency cost recovery	9,458	8,888	570	6.4%
	Miscellaneous (h)	8,101	8,188	(87)	(1.1)%
	Total revenues from customers	857,527	899,375	(41,848)	(4.7)%
	Other (h) (i)	4,467	4,228	239	5.7%
	Total operating revenues	$861,994	$903,603	$(41,609)	(4.6)%

(a)	2019 and 2018 include $28.5 million and $28.2 million, respectively, base rate decreases related to the reduction in the federal statutory income tax rate enacted under the TCJA.
(b)
2019 and 2018 include $4.9 million and $1.1 million, respectively, related to the 1% increase in the City of El Paso franchise fee on gross revenues for services within the City of El Paso applicable to customer billings issued on or after October 1, 2018.

(c)	2019 includes $3.0 million of revenues in Texas for the period of July 30, 2019 through December 31, 2019, related to the TCRF Settlement Agreement in PUCT Docket No. 49148.
(d)	2019 includes a $2.0 million base rate increase related to the DCRF approved in PUCT Docket No. 49395 on September 27, 2019, applicable to customer billings issued on or after October 1, 2019.
(e)
2019 and 2018 include the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.0 million and $1.1 million, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(f)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $5.2 million and $8.1 million in 2019 and 2018, respectively.
(g)	Includes retained margins of $2.5 million and $2.1 million in 2019 and 2018, respectively.
(h)	Represents revenue with no related kWh sales.
(i)	Includes energy efficiency bonuses of $1.6 million and $1.3 million in 2019 and 2018, respectively.

El Paso Electric Company
Twelve Months Ended December 31, 2019 and 2018
Other Statistical Data

			Increase (Decrease)
	2019	2018	Amount	Percentage

Average number of retail customers: (a)
Residential	380,155	374,138	6,017	1.6%
Commercial and industrial, small	42,685	42,349	336	0.8%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,303	5,746	557	9.7%
Total	429,191	422,281	6,910	1.6%

Number of retail customers (end of period): (a)
Residential	382,946	376,651	6,295	1.7%
Commercial and industrial, small	43,137	42,141	996	2.4%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,623	6,170	453	7.3%
Total	432,754	425,010	7,744	1.8%

Weather statistics: (b)			10-Year Average
Cooling degree days	3,007	3,174	2,887
Heating degree days	2,131	1,937	2,055

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2019	2018	Amount	Percentage

Palo Verde	5,044,394	4,913,858	130,536	2.7%
Gas plants	5,201,325	5,029,863	171,462	3.4%
Total generation	10,245,719	9,943,721	301,998	3.0%
Purchased power:
Photovoltaic	282,389	275,569	6,820	2.5%
Other	1,051,360	1,079,740	(28,380)	(2.6)%
Total purchased power	1,333,749	1,355,309	(21,560)	(1.6)%
Total available energy	11,579,468	11,299,030	280,438	2.5%
Line losses and Company use	528,172	517,402	10,770	2.1%
Total kWh sold	11,051,296	10,781,628	269,668	2.5%

Palo Verde O&M expenses (c)	$95,525	$96,454	$(929)

Palo Verde capacity factor	92.5%	90.2%	2.3%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At December 31, 2019 and 2018
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2019	2018

Cash and cash equivalents	$10,818	$12,900

Common stock equity	$1,216,547	$1,164,103
Long-term debt	1,340,981	1,285,980
Total capitalization	$2,557,528	$2,450,083

Current maturities of long-term debt	$44,969	$99,239

Short-term borrowings under the revolving credit facility	$113,801	$49,207

Number of shares outstanding - end of period	40,732,426	40,681,121

Book value per common share	$29.87	$28.62

Common equity ratio (a)	44.8%	44.8%
Debt ratio	55.2%	55.2%

(a)	The capitalization component includes common stock equity, long-term debt, and short-term borrowings under the RCF.